Exhibit 99.1

Blackstone to Buy U.S. Logistics Assets from GLP for $18.7 Billion

Deal will be the largest-ever private real estate transaction globally

Singapore and New York, June 2, 2019 – GLP and Blackstone today announced that they have entered into an agreement for Blackstone to acquire assets from three of GLP’s U.S. funds for a purchase price of $18.7 billion. This overall transaction totals 179 million square feet of urban, infill logistics assets, nearly doubling the size of Blackstone’s existing U.S. industrial footprint. Blackstone Real Estate’s global opportunistic BREP strategy will acquire 115 million square feet for $13.4 billion and its income-oriented non-listed REIT, Blackstone Real Estate Income Trust (BREIT), will acquire 64 million square feet for $5.3 billion.

Ken Caplan, Global Co-Head of Blackstone Real Estate, commented: “Logistics is our highest conviction global investment theme today, and we look forward to building on our existing portfolio to meet the growing e-commerce demand. Our global scale and ability to leverage differentiated investment strategies allowed us to provide a one-stop solution for GLP’s high quality portfolio.”

Alan Yang, Chief Investment Officer of GLP, said: “GLP was able to leverage our deep operating expertise and global insights in the logistics sector to build and grow an exceptional portfolio. We are proud of the business our team built and are confident it will continue to flourish under Blackstone’s leadership.”

Frank Cohen, Chairman and CEO of BREIT, said: “These properties are a complementary addition to our stabilized commercial real estate portfolio, which is oriented toward our highest conviction themes, such as logistics.”

Established in Singapore, GLP is a global investment manager with $64 billion assets under management in real estate and private equity funds. Its real estate fund platform is one of the largest in the world, spanning 785 million square feet. GLP entered the U.S. real estate market in 2015 and through a series of major acquisitions became the second-largest owner of logistics real estate assets in the country by aggregating high-quality, modern logistics assets across 36 major markets. GLP will remain invested in the U.S. across real estate, technology, and credit and is committed long-term to the U.S. market.

Blackstone’s real estate business has approximately $140 billion in investor capital under management. It operates around the globe with investments and people in North America, Europe, Asia and Latin America. Blackstone is one of the leading owners of logistics properties today with assets in North America, Europe and Asia. In the U.S., Blackstone built and sold Indcor and successfully replicated this strategy with Logicor in Europe. Inclusive of this transaction, Blackstone has acquired over 930 million square feet of logistics globally since 2010.

Kirkland & Ellis served as legal counsel to GLP and Eastdil Secured LLC, Citigroup Global Markets Inc. and Goldman Sachs served as financial advisors to GLP. BofA Merrill Lynch, Barclays, Deutsche Bank, J.P. Morgan and Morgan Stanley & Co. LLC served as financial advisors to Blackstone. Citigroup Global Markets Inc., Eastdil Secured LLC and Goldman Sachs & Co. LLC served as Blackstone’s financing advisor. Simpson Thacher & Bartlett served as legal counsel to Blackstone.

About GLP

GLP is a leading global investment manager specializing in logistics and related technology investments, with $64 billion of assets under management in real estate and private equity funds around the world. The Company’s real estate fund platform is one of the largest in the world, spanning 73 million square meters (785 million square feet). In 2019, GLP was recognized by Private Equity Real Estate (PERE) as Global Firm of the Year and Logistics Investor of the Year.

About Blackstone Real Estate

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has approximately $140 billion in investor capital under management. Blackstone’s real estate portfolio includes hotel, office, retail, industrial and residential properties in the US, Europe, and Asia. Blackstone real estate also operates Blackstone Real Estate Income Trust (BREIT), a leading perpetual-life, monthly NAV REIT that seeks to invest in stabilized, income-generating U.S. commercial real estate across the key property types, including multifamily, industrial, retail and hotel assets, and to a lesser extent in real estate-related securities.

GLP Press Contacts:

Dafna Tapiero / Laurel Strategies

glp@laurelstrategies.com

Meredith Balenske / GLP

mbalenske@glprop.com

Tel: (202) 776-7776

Blackstone Press Contacts:

Jennifer Friedman / Blackstone

Jennifer.Friedman@blackstone.com

Tel: (212) 583-5122